CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 628 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 26, 2017, relating to the financial statements and financial highlights of the Fiera Capital STRONG Nations Currency Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin December 15, 2017